Exhibit 2.1.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             TRAFFIC TECHNOLOGY INC.

     PURSUANT to the provisions of the Arizona Revised Statutes, the corporation has adopted an amendment to its Articles of Incorporation, and, therefore, causes these Articles of Amendment and a copy thereof to be executed by its duly authorized officers, as follows:

     The name of the corporation is Traffic Technology Inc.

     The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation as of September 16, 1998, in the manner prescribed by the Arizona Revised Statutes:

            ARTICLE IV IS REPLACED IN ITS ENTIRETY BY THE FOLLOWING:

                         ARTICLE IV - AUTHORIZED CAPITAL

     The Corporation shall have the authority to issue twenty million (20,000,000) shares of stock at a par value of $0.01 per share.

     There were 100,000 shares of the corporation issued and outstanding and entitled to be cast in connection with the proposed Amendment, of which 100,000 were cast in favor of the Amendment, representing unanimous approval of the proposed Amendment.

     DATED: September 16, 1998.



                                /s/ Marc Messina
                                ---------------------------------
                                Marc Messina, President

ATTEST:


/s/ William Gartner
---------------------------------
William Gartner, Secretary